 EXHIBIT (3)(I) - CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                OF MARK VII, INC.


                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION


         Mark VII, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

         FIRST: That the Board of Directors of the Corporation adopted resolutions by the Directors pursuant to Section 242(b)(1) of the Delaware General Corporation Law (the "DGCL"), setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as follows:

         BE IT RESOLVED that, subject to the approval of the stockholders, ARTICLE FOURTH of the Certificate of Incorporation of the Company be amended to read as follows:

         FOURTH: CAPITALIZATION. The aggregate number of shares of stock which the Corporation shall have authority to issue is Twenty Million (20,000,000). All such shares shall be common stock, par value $.05 per share, and there shall be no preferences, qualifications, limitations or restrictions whatsoever, nor any special or relative rights in respect of the shares.

         SECOND: That the stockholders of the Corporation, at a Special Meeting held on November 7, 1997 in accordance with Section 211(d) of the DGCL, have approved this Certificate of Amendment.

         THIRD: That Notice of a Special Meeting at which this Certificate of Amendment was approved was given to the stockholders of the Corporation pursuant to Section 222(b) of the DGCL on October 7, 1997.

         FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by R.C. Matney, Chairman of the Board and Chief Executive Officer of the Corporation, and attested by James T. Graves, Vice Chairman, General Counsel and Secretary of the Corporation on November 7, 1997.

                                    MARK VII, INC.


                                    By:
                                        ---------------------------------------
                                    Name:  R.C. Matney
                                    Title: Chairman of the Board and
                                           Chief Executive Officer

ATTEST:



By:
    -----------------------------------------------
Name:  James T. Graves
Title: Vice Chairman, General Counsel and Secretary




                                      - 3 -